Exhibit 99.1

ELITE  TO  PARTICIPATE  IN  FIRST  ALBANY  CAPITAL'S   CHRONIC  PAIN  CONFERENCE
DISCUSSING  UNMET NEEDS IN OPIOID THERAPY
Monday March 13, 8:30 am ET

NORTHVALE, N.J.--(BUSINESS WIRE)--March 13, 2006--Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI - NEWS), will be participating in First Albany Capital's Chronic Pain Conference. Dr. Charan Behl, Elite's Chief Scientific Officer will be discussing the Company's two lead opioid products:
OxyNal(TM), the Company's opioid abuse-resistant oxycodone product and OxyQD(TM), the Company's once-daily oxycodone product to address the subject "Unmet Needs in Opioid Therapy".

First Albany Capital's Chronic Pain Conference will be held at The Harvard Club, 35 West 44th Street in New York City on Thursday, March 16th at 10:30am EST. For additional information about attending this conference, please call 212-273-7223.

OxyNal(TM) uses a pharmacological agonist-antagonist combination approach of sustained release agonist oxycodone hydrochloride, intended for use in patients with moderate to severe chronic pain, and an antagonist, naltrexone hydrochloride, formulated to deter abusers of the drug. In December 2005, Elite announced positive results for a clinical trial demonstrating that Elite's proprietary technology for its abuse resistant product performs as intended. Further clinical studies on OxyNal(TM) will be initiated soon. Additionally, the FDA recently accepted the investigational new drug application (IND) for OxyQD(TM) and the Company will be entering additional clinical studies for this product shortly.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

CONTACT:
Investor Relations
The Investor Relations Group
Dian Griesel/ Antima "Taz" Sadhukhan
Phone: 212-825-3210
or
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations
Phone: 518-398-6222
E-Mail: DWILL@WILLSTAR.NET
Website: WWW.ELITEPHARMA.COM